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       [LOGO]

                                                              [LOGO]

                            THE ENERGY NETWORK, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                              CTG RESOURCES, INC.
                           OFFER TO PURCHASE FOR CASH
           UP TO 1,800,000 SHARES OF CTG RESOURCES, INC. COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $27.00
                         OR LESS THAN $23.50 PER SHARE
        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
     12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, OCTOBER 30, 1997,
                          UNLESS THE OFFER IS EXTENDED

                                                                 October 2, 1997

    TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

    We have been appointed by The Energy Network, Inc. ("TEN"), a wholly owned subsidiary of CTG Resources, Inc. ("CTG"), to act as Dealer Manager (the "Dealer Manager") in connection with TEN's offer to purchase up to 1,800,000 shares of the Common Stock, without par value (the "Shares"), of CTG, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 2, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name.

    TEN invites the shareholders of CTG to tender up to 1,800,000 Shares at prices not in excess of $27.00 or less than $23.50 net per share in cash, specified by shareholders tendering their Shares upon the terms and subject to the conditions set forth in the Offer. TEN will determine a single price (not greater than $27.00 or less than $23.50 per Share) that it will pay for Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. TEN will select the lowest Purchase Price that will enable it to purchase 1,800,000 Shares (or such lesser number of Shares as are validly tendered) pursuant to the Offer. TEN will purchase up to 1,800,000 Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase.

    The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or invalid tenders will be returned to the tendering shareholder at TEN's expense as promptly as practicable following the Expiration Date (as defined in the Offer to Purchase). See Section 1 of the Offer to Purchase.
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    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED. The Offer is, however, subject to other conditions. See Section 6 of the Offer to Purchase.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  The Offer to Purchase, dated October 2, 1997.

        2. The Letter of Transmittal for your use and for the information of your clients.

        3. A letter to shareholders of CTG from the Chairman of the Board and Chief Executive Officer of CTG.

        4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

        5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

        7. A return envelope addressed to Chase Mellon Shareholder Service, L.L.C., the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, OCTOBER 30, 1997, UNLESS THE OFFER IS EXTENDED.

    TEN will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. TEN will however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs incurred by them in forwarding the Offer to Purchase and related documents to the beneficial owners of Shares held by them as nominee or in a fiduciary capacity. TEN will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

    As described in the Offer to Purchase, if more than 1,800,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, TEN will purchase Shares in the following order of priority: (a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any shareholder who was as of the close of business on October 2, 1997, and will continue to be at the Expiration Date, the beneficial owner of an aggregate of fewer than 100 Shares (an "Odd Lot Owner") (including any Shares held in the Dividend Reinvestment Plan or Shares held in the Employee Savings Plans) all of which are being tendered (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) after purchase of all the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Dividend Reinvestment Plan or unrestricted Shares held in the Employee Savings Plans).

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    Notwithstanding clause (b) above, TEN reserves the right, but is not obligated, to purchase prior to purchasing any other Shares referred to in clause (b), all Shares tendered by a shareholder who has tendered at or below the Purchase Price all Shares owned, beneficially or of record, and as a result of the proration contemplated by clause (b) would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If TEN exercises this right, it will increase the number of Shares that are purchased pursuant to the Offer in an amount sufficient to allow the exercise of the right (i.e., the number of Shares that would be owned by all shareholders who would become Odd Lot holders as a result of the proration contemplated by clause (b)).

    THE BOARDS OF DIRECTORS OF TEN AND CTG HAVE APPROVED THE OFFER. HOWEVER, NEITHER TEN, CTG NOR ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

    TEN HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF TEN, CTG OR ANY OF THEIR SUBSIDIARIES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

    TEN is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If TEN becomes aware of any valid state statute prohibiting the making of the Offer, TEN will make a good faith effort to comply with such statute. If, after such good faith effort, TEN cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of TEN by PaineWebber Incorporated, as Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

    Any questions, requests for assistance or requests for additional copies of the enclosed materials may be directed to D.F. King & Co., Inc. (the "Information Agent") or the undersigned at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                                          Dealer Manager

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF TEN, CTG OR ANY OF THEIR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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